Exhibit 10.4

PHARMACOPEIA, INC.

RESTRICTED STOCK UNIT AGREEMENT

This RESTRICTED STOCK UNIT AGREEMENT, dated as of                  (the “Date of Grant”), is delivered by Pharmacopeia, Inc. (“Pharmacopeia”) to                  (the “Grantee”).

RECITALS

The Pharmacopeia, Inc. Amended and Restated 2004 Stock Incentive Plan (the “Plan”) provides for the grant of Stock Awards in the form of restricted stock units in accordance with the terms and conditions of the Plan.  The Compensation Committee of Pharmacopeia’s Board of Directors (the “Committee”), which administers the Plan, has decided to make a grant of restricted stock units as an inducement for the Grantee and to promote the best interests of Pharmacopeia and its shareholders.

NOW, THEREFORE, the parties to this Agreement, intending to be legally bound hereby, agree as follows:

1.             Grant of Restricted Units.  Subject to the terms and conditions set forth in this Agreement and the Plan, Pharmacopeia hereby grants the Grantee                  restricted stock units, subject to the restrictions set forth below and in the Plan (the “Restricted Units”).

2.             Restricted Unit Account.  Each Restricted Unit represents one hypothetical share of common stock of Pharmacopeia (“Common Stock”).  The Restricted Units represent hypothetical shares and not actual shares of Common Stock.  Pharmacopeia shall establish and maintain a Restricted Unit account as a bookkeeping account on its records for the Grantee and shall record in such account the number of Restricted Units granted to the Grantee.  No shares of Common Stock shall be issued to the Grantee at the time the grant is made, and the Grantee shall not be, nor have any of the rights or privileges of, a shareholder of Pharmacopeia with respect to any Restricted Units recorded in the account.  The Grantee shall not have any interest in any specific assets of Pharmacopeia by reason of this award or the Restricted Unit account established for the Grantee.

3.             Vesting.

(a)           Except as provided in subparagraph 3(b) below, the Restricted Units shall be subject to forfeiture until the Restricted Units vest.  The Restricted Units shall vest and be payable according to the following vesting schedule, if the Grantee continues to be employed by the Company from the Date of Grant until the applicable vesting date:

Vesting Date	Percentage of Restricted Units Vested

The vesting of the Restricted Units shall be cumulative, but shall not exceed 100% of the Restricted Units.  If the foregoing schedule would produce fractional Units, the number of Restricted Units that vest shall be rounded up to the nearest whole Restricted Unit.

(b)           The Restricted Units shall become fully vested in the event the Grantee’s employment with the Company terminates on account of (i) death, (ii) Disability, (iii) Retirement, or (iii) involuntary termination of employment by the Company without Cause.  Retirement, Disability and Cause shall have the meanings given those terms in the Plan.

4.             Termination of Restricted Units.  If the Grantee’s employment with the Company terminates for any reason, other than as described in subparagraph 3(b) above, before the Restricted Units vest, any unvested Restricted Units shall automatically terminate and shall be forfeited as of the date of the Grantee’s termination of employment.  No payment shall be made with respect to any Restricted Units that terminate as described in this Section 4.

5.             Payment of Restricted Units.

(a)           When the Restricted Units vest in accordance with Section 3 above (the “Vesting Date”), Pharmacopeia shall issue to the Grantee one share of Common Stock for each vested Restricted Unit, subject to tax withholding as described below.  Payment shall be made within 30 days after the Vesting Date.

(b)           All obligations of Pharmacopeia under this Agreement shall be subject to the rights of Pharmacopeia as set forth in the Plan to withhold amounts required to be withheld for any taxes, if applicable.  The Grantee shall be required to pay to Pharmacopeia, or make other arrangements satisfactory to Pharmacopeia to provide for the payment of, any federal, state, local or other taxes that Pharmacopeia is required to withhold with respect to the Restricted Units.  The Grantee may elect to satisfy any tax withholding obligation with respect to Restricted Units by having shares of Common Stock withheld up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state, local and other tax liabilities.

(c)           The obligation of Pharmacopeia to deliver shares of Common Stock shall also be subject to the condition that if at any time the Committee shall determine in its discretion that the listing, registration or qualification of the Common Stock upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issue of Common Stock, the Common Stock may not be issued in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.  The issuance of Common Stock to Grantee pursuant to this

Agreement is subject to any applicable taxes and other laws or regulations of the United States or of any state having jurisdiction thereof.

6.             Dividend Equivalents.  Until such time as the Restricted Units are paid or forfeited, if any cash dividends are paid with respect to shares of Common Stock, Pharmacopeia shall pay the Grantee, in cash, the amount of the dividend that would have been distributed if the Restricted Units credited to the Grantee’s account at the time of the dividend payment were shares of Common Stock, irrespective of whether such Restricted Units have vested pursuant to Section 3.  The dividend equivalent payment shall be made within 30 days after the dividend payment date.  In the event of a dividend or distribution payable in Common Stock or other property or a reclassification, split up or similar event while Restricted Units are outstanding, Pharmacopeia shall make appropriate adjustments, pursuant to the Plan, to the Restricted Units credited to the Grantee’s account.

7.             Change in Control.  Upon a Change in Control (as defined in the Plan), the outstanding Restricted Units shall become immediately and fully vested, unless the Restricted Units are assumed by the successor corporation and are substituted with restricted stock units involving the common stock of the successor corporation with equivalent value and with the terms and conditions of the substituted restricted stock awards being no less favorable than the Restricted Units granted hereunder.  Substituted restricted stock units shall vest in full if the Grantee’s employment is terminated for any reason other than Cause or voluntary termination within 18 months of the Change in Control.

8.             Grant Subject to Plan Provisions.  This grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan.  The grant and payment of the Restricted Units are subject to interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (i) the registration, qualification or listing of the shares, (ii) changes in capitalization of Pharmacopeia and (iii) other requirements of applicable law.  The Committee shall have the authority to interpret and construe the Restricted Units pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder.

9.             No Employment or Other Rights.  The grant shall not confer upon the Grantee any right to be retained by or in the employ of the Company and shall not interfere in any way with the right of the Company to terminate the Grantee’s employment at any time. The right of the Company to terminate at will the Grantee’s employment at any time for any reason is specifically reserved.

10.           No Shareholder Rights.  Neither the Grantee, nor any person entitled to receive payment in the event of the Grantee’s death, shall have any of the rights and privileges of a shareholder with respect to shares of Company stock, until certificates for shares have been issued upon payment of Restricted Units.

11.           Assignment and Transfers.  Except as the Committee may otherwise permit pursuant to the Plan, the rights and interests of the Grantee under this Agreement may not be sold, assigned,

encumbered or otherwise transferred except, in the event of the death of the Grantee, by will or by the laws of descent and distribution.  In the event of any attempt by the Grantee to alienate, assign, pledge, hypothecate, or otherwise dispose of the Restricted Units or any right hereunder, except as provided for in this Agreement, or in the event of the levy or any attachment, execution or similar process upon the rights or interests hereby conferred, Pharmacopeia may terminate the Restricted Units by notice to the Grantee, and the Restricted Units and all rights hereunder shall thereupon become null and void.  The rights and protections of Pharmacopeia hereunder shall extend to any successors or assigns of Pharmacopeia and to Pharmacopeia’s parents, subsidiaries, and affiliates.  This Agreement may be assigned by Pharmacopeia without the Grantee’s consent.

12.           Applicable Law.  The validity, construction, interpretation and effect of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws provisions thereof.  This Agreement is intended to be exempt from the requirements of section 409A of the Code pursuant to the exemption applicable to short-term deferrals.

13.           Notice.  Any notice to Pharmacopeia provided for in this Agreement shall be addressed to Pharmacopeia in care of the General Counsel at 3000 Eastpark Boulevard, Cranbury, NJ  08512-3516, and any notice to the Grantee shall be addressed to such Grantee at the current address shown on the payroll of Pharmacopeia, or to such other address as the Grantee may designate to Pharmacopeia in writing.  Any notice shall be delivered by hand or by a recognized courier service such as FedEx or UPS, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.

IN WITNESS WHEREOF, Pharmacopeia has caused its duly authorized officers to execute and attest to this Restricted Stock Unit Agreement, and the Grantee has placed his or her signature hereon, effective as of the Date of Grant.

Attest:	PHARMACOPEIA, INC.

By:
Corporate Secretary		Name:
Title:

I hereby accept the award of Restricted Units described in this Agreement, and I agree to be bound by the terms of the Plan and this Agreement.  I hereby agree that all of the decisions and determinations of the Committee with respect to the Restricted Units shall be final and binding.

Date	Name